EXHIBIT 99.1

Upexi Revenue Increases 144% Year-Over-Year and 53.5% Sequentially to $27.3 Million for Fiscal First Quarter 2024

TAMPA, FL, November 20, 2023 (ACCESSWIRE) – Upexi, Inc. (NASDAQ: UPXI) (the “Company” or “Upexi”), a multi-faceted Amazon and Direct to Consumer brand owner and innovator in aggregation, today announced its financial results for the fiscal first quarter 2024 ending September 30, 2023.

“Revenue for our fiscal first quarter 2024 grew 144% year-over-year and 53.5% sequentially driven by growth in both branded products and re-commerce,” commented CEO of Upexi, Allan Marshall. “While our cost cutting measures are now beginning to yield material year-over-year decreases in operating expenses as a percentage of revenue, we have also continued to invest significantly in the future growth of our brands.”

Fiscal First Quarter 2024 Financial Highlights:

•	Revenue totaled $27.3 million, an increase of 144% year-over-year and 53.5% sequentially.

•	Re-commerce revenue, 76% of total revenue, increased 187% and branded product revenue, 24% of total revenue, increased 65.3% year-over-year.

•	Gross profit totaled $8.7 million, an increase of 49.7%, as compared to $5.8 million for the same period the prior year.

•	Sales and marketing expense totaled $2.9 million, an increase of 65%, as compared to $1.7 million the prior year.

•	General and administrative expenses totaled $2.3 million or 8.2% of revenue, an increase of 6%, as compared to $2.1 million or 19% of revenue, for the same period the prior year.

•	Adjusted EBITDA was approximately $750 thousand as compared to an Adjusted EBITDA loss of approximately $525 thousand the prior year, approximately a $1.28 million improvement year-over-year.

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Net loss attributable to Upexi, Inc. shareholders was $1.35 million, or $0.07 per basic and diluted share, as compared to a net loss of approximately $2.6 million, or $0.16 per basic and diluted share, for the same period last year.

•	Shareholder equity was $27.5 million as of September 30, 2023.

•	Cash and cash equivalents totaled $417 thousand as of September 30, 2023, and availability on the line of credit was $6.2 million.

Fiscal First Quarter 2024 and Subsequent Operational Highlights

•	Children's toy brand, Tytan Tiles, launched its first licensed Disney Frozen Product on Amazon through its partnership with The Walt Disney Company.

•	In the first month of launch on Amazon, Tytan Tiles is on a run rate to move 115 units per day and increased its rank on Amazon from 20,000 to 4,000.

•	Disney Frozen product line is the first of several Disney products expected to be launched.

•	Pet care brand, Lucky Tail, launched expansion of product line to include all-natural dog supplements offered via subscription and in bundles.

•	Vitamedica acne treatment is expecting data from its study in early 2024.

•	High-volume re-commerce provider of branded OTC products, Cygnet Online, increased revenue sequentially by approximately $1.5 million, with gross profit margins increasing from 44% to 48%.

Financial Highlights for the Fiscal First Quarter 2024

Revenue totaled $27.4 million, an increase of $16.1 million or 144% as compared to $11.2 million for the same period the prior year. Revenue increased 53.4% sequentially as compared to $17.8 million in fiscal Q4 of 2023. Revenue growth was primarily due to an increase in re-commerce revenue of 187% and branded product revenue of 24% year-over-year. The Company’s strategy will continue to focus on the growth of our brands organically and through expansion into additional international markets.

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Cost of revenue totaled $18.6 million, an increase of 245% as compared to $5.8 million for the same period the prior year. The cost of revenue increase was primarily related to the acquisition of Neti and the re-commerce business. Gross profit increased by approximately $2.9 million compared to the prior year. The combined re-commerce segment only increased approximately $800 thousand while the branded products increased gross profit by over $2.1 million.

Sales and marketing expenses were approximately $2.9 million, an increase of 65% compared to approximately $1.7 million for the same period the prior year. As a percentage of revenue, sales and marketing expenses were 10.4% for fiscal Q1 2024 as compared to 15.4% for fiscal Q1 2023. The increase in sales and marketing expenses was primarily related to the focus on the branded product revenue growth and strategic marketing to maximize the return on long-term recurring customer growth.

Distribution costs increased $723 thousand or 34% compared with the same period the prior year primarily due to the overall growth of revenue. Management has implemented several consolidation, repackaging and pricing strategies to continue to reduce the overall distribution costs of product sales.  Management expects the implementation of its initial strategies to be completed by March of 2024.

General and administrative expenses totaled $2.3 million or 8.2% of revenue, an increase of 6%, as compared to $2.1 million or 19% of revenue, for the same period the prior year. Management continues to operate the Company efficiently to enable sales growth without significant increases in general and administrative costs.

Adjusted EBITDA was approximately $750 thousand as compared to an Adjusted EBITDA loss of approximately $525 thousand the prior year, approximately a $1.2 million improvement year-over-year.

The Company had a net loss from continued operations of $1.35 million as compared to a loss of $2.6 million for the same period the prior year. The decrease in the net loss from continuing operations is primarily related to the above-mentioned changes.

As of September 30, 2023, the Company had cash of $417 thousand, availability on the line of credit of $6.2 million, and stockholders’ equity attributed to Upexi stockholders of approximately $27.5 million.

As of today, November 20, 2023, there are 20,306,870 shares of common stock outstanding.

Financial Results Conference Call

Event:	First Quarter 2024 Financial Results Conference Call

Date:	Monday, November 20, 2023

Time:	4:30 p.m. Eastern Time

Live Call:	1-877-300-8521 (U.S. Toll-Free) or 1-412-317-6026 (International)

Webcast:	https://viavid.webcasts.com/starthere.jsp?ei=1641098&tp_key=e91f34a943

For those unable to join the conference call, a dial-in replay of the call will be available until December 4, 2023 and can be accessed by dialing +1-844-512-2921 (U.S. Toll Free) or +1-412-317-6671 (International) and entering replay pin number: 10183924. Additional details are available under the Investor Relations section of the Company's website: https://upexi.com/investors.

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About Upexi, Inc.:

Upexi is a multi-faceted brand owner with established brands in the health, wellness, pet, beauty and other growing markets. We operate in emerging industries with high growth trends and look to drive organic growth of our current brands. We focus on direct to consumer and Amazon brands that are scalable and have anticipated, high industry growth trends. Our goal is to continue to accumulate consumer data and build out a significant customer database across all industries we sell into. The growth of our current database has been key to the year over year gains in sales and profits. To drive additional growth, we have and will continue to acquire profitable Amazon and eCommerce businesses that can scale quickly and reduce costs through corporate synergies. We utilize our in-house, SaaS programmatic ad technology to help achieve a lower cost per acquisition and accumulate consumer data for increased cross-selling between our growing portfolio of brands.

FORWARD LOOKING STATEMENTS:

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with business strategy, potential acquisitions, revenue guidance, product development, integration and synergies of acquiring companies and personnel. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

	Three Months Ended
	September 30,
	2023	2022

Net income (Net loss) GAAP	$(1,356,388)	$(2,597,515)
Interest expense, net	874,185	433,478
Depreciation and amortization	1,472,905	924,406
Income Tax	(472,367)	(708,201)
Stock Compensation	421,887	927,326
Gain on sale of Interactive Offers	(380,624.00)	-
Change in derivative liability	-	(1,770)
Loss from discontinued operations	193,040	644,615
Loss attributable to non-controlling interest	-	(148,005)
	$752,638	$(525,666)

Use of Non-GAAP Financial Measures

The Company discloses and uses the above-mentioned non-GAAP financial measures internally as a supplement to GAAP financial information to evaluate its operating performance, for financial planning purposes, to establish operational goals, for compensation plans, to measure debt service capability, for capital expenditure planning and to determine working capital needs and believes that these are useful financial measures also used by investors. Non-GAAP adjusted EBITDA is defined as GAAP net income or net loss before interest, taxes, depreciation and amortization (EBITDA) adjusted for the non-cash stock compensation and stock option expense, acquisition, integration & restructuring expenses, charges and gains or losses from extinguishment of debt and other non-cash items. Non-GAAP EBITDA and non-GAAP adjusted EBITDA are not terms defined by GAAP and, as a result, the Company's measure of non-GAAP EBITDA and non-GAAP adjusted EBITDA might not be comparable to similarly titled measures used by other companies. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flow that either excludes or includes amounts that are not normally included in the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP financial measures discussed above, however, should be considered in addition to, and not as a substitute for, or superior to net income or net loss as reported for GAAP on the Consolidated Statements of Operations, cash and cash flows on the Consolidated Statement of Cash Flows or other measures of financial performance prepared in accordance with GAAP, and as reflected on the Company's financial statements prepared in accordance with GAAP. These non-GAAP financial measures are not a substitute for or presented in lieu of financial measures provided by GAAP and all measures and disclosures of financial information pursuant to GAAP should be read to obtain a comprehensive and thorough understanding of the Company's financial results. The reconciliations of non-GAAP EBITDA and non-GAAP adjusted EBITDA to GAAP operating income (loss) and/or GAAP net income (net loss) referred to in the highlights or elsewhere are provided in the schedules that are a part of this document.

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Company Contact

Andrew Norstrud, Chief Financial Officer

Email: andrew.norstrud@upexi.com

Phone: (702) 332-5591

Investor Relations Contact

KCSA Strategic Communications

Valter Pinto or Jack Perkins

Email: Upexi@KCSA.com

Phone: (212) 896-1254

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UPEXI, INC.
CONDENSED CONSOLDIATED BALANCE SHEETS (UNAUDITED)

	September 30,	June 30,
	2023	2023

ASSETS
Current assets
Cash	$417,108	$4,492,291
Accounts receivable	9,756,622	7,163,564
Inventory	13,786,262	11,557,128
Due from Bloomios	-	845,443
Prepaid expenses and other receivables	957,584	1,307,299
Current assets of discontinued operations	-	89,989
Total current assets	24,917,576	25,455,714

Property and equipment, net	7,744,874	7,526,463
Intangible assets, net	12,385,139	13,571,960
Goodwill	11,719,155	10,251,281
Deferred tax asset	6,076,423	5,604,056
Other assets	365,060	96,728
Assets held for sale	-	936,054
Right-of-use asset	2,037,515	410,811
Total other assets	40,328,166	38,397,353

Total assets	$65,245,742	$63,853,067

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$4,638,195	$3,969,746
Accrued compensation	513,934	533,842
Deferred revenue	153,769	-
Accrued liabilities	3,883,842	3,365,562
Acquisition payable	300,000	-
Current portion of notes payable	4,255,357	1,302,021
Current portion of convertible notes payable	-	1,254,167
Current portion of acquisition note payable	5,656,620	5,656,620
Current portion of related party note payable	-	1,429,356
Line of Credit	118,001	882,845
Current portion of operating lease payable	517,099	419,443
Current liabilities of discontinued operations	-	792,408
Total current liabilities	20,036,817	19,606,010

Operating lease payable, net of current portion	1,600,489	163,359
Related party note payable	1,444,493	-
Convertible notes payable	2,150,000	895,833
Acquisition notes payable, net of current	7,968,497	7,605,085
Notes payable, net of current portion	4,475,450	7,746,157
Total long-term liabilities	17,638,929	16,410,434

Commitments and contingencies

Stockholders' equity
Preferred stock, $0.001 par value, 100,000,000 shares authorized, and 500,000 and 500,000 shares issued and outstanding, respectively	500	500
Common stock, $0.001 par value, 100,000,000 shares authorized, and 20,306,870 and 16,713,345 shares issued and outstanding, respectively	20,307	20,216
Additional paid in capital	52,106,752	51,522,229
Accumulated deficit	(24,557,563)	(23,201,175)
Total stockholders' equity attributable to Upexi, Inc.	27,569,996	28,341,770
Non-controlling interest in subsidiary		(505,147)
Total stockholders' equity	27,569,996	27,836,623

Total liabilities and stockholders' equity	$65,245,742	$63,853,067

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UPEXI, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended September 30,
	2023	2022

Revenue
Revenue	$27,347,642	$11,218,799

Cost of Revenue	18,639,793	5,401,316

Gross profit	8,707,849	5,817,483

Operating expenses
Sales and marketing	2,848,667	1,727,469
Distribution costs	2,850,616	2,487,834
General and administrative expenses	2,255,928	2,127,846
Share-based compensation	421,887	927,326
Amortization of acquired intangible assets	1,186,821	729,909
Depreciation	286,084	194,497
	9,850,003	8,194,881

Loss from operations	(1,142,154)	(2,377,398)

Other expense (income), net
Change in derivative liability	-	(1,770)
Interest expense, net	874,185	433,478

Other expense (income), net	874,185	431,708

Loss from operations before income tax	(2,016,339)	(2,809,106)
Gain (Loss) from the sale of Interactive Offers	380,624	-
(Loss) income from discontinued operations	(193,040)	(644,615)
Income tax benefit	472,367	708,201
Net (loss) income	(1,356,388)	(2,745,520)

Net loss attributable to noncontrolling interest	-	148,005

Net (loss) income attributable to Upexi, Inc.	$(1,356,388)	$(2,597,515)

Basic and Diluted loss per share:
(Loss) income per share from continuing operations	$(0.07)	$(0.16)
(Loss) income per share from discontinued operations	$(0.01)	$(0.04)
Total (loss) income per share	$(0.07)	$(0.16)

Basic weighted average shares outstanding	20,244,618	16,713,345
Fully diluted weighted average shares outstanding	20,244,618	16,713,345

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